UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 9, 2006

Commission File Number: 0-17821

ALLION HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	11-2962027
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, NY 11747

(Address of principal executive offices)

Registrant’s telephone number, including area code: (631) 547-6520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

ITEM 4.02.	NON-RELIANCE ON PREVIOUSLY ISSUED FINANCIAL STATEMENTS OR A RELATED AUDIT REPORT OR COMPLETED INTERIM REVIEW.

On March 9, 2006, after discussion with its independent registered public accounting firm, BDO Seidman, LLP and consultation with management and the Company’s Board of Directors, the Company concluded that its financial statements for the three and six-months ended June 30, 2005 and the three and nine-months ended September 30, 2005 should no longer be relied upon and should be restated.

As of the filing of this current report on Form 8-K, the Company intends to restate its previously issued financial statements for the above mentioned periods to correct a non-cash interest expense (below the “operating income” line) relating to warrants to purchase 140,000 share of the Company’s common stock. Warrants for 100,000 shares were issued to John Pappajohn, an outside director of the Company, in April 2005 in connection with the extension of a guarantee on the Company’s West Bank credit facility and warrants to purchase 40,000 shares of the Company’s common stock were issued to Crestview Capital Master, LLC in May 2005 in connection with a private placement loan. The total non-cash interest expense for both issuances of warrants was approximately $966,000, which will be recorded in the second quarter of 2005. We had previously booked $60,000 for the value of the warrants. This is a one-time charge to the income statement and does not affect the Company’s operational results.

The Company will file amendments, as needed, to its quarterly reports on Form 10-Q for the affected periods. In the interim, investors should no longer rely on the financial statements currently on file with the SEC for the three and six months ended June 30, 2005 and the three and nine-months ended September 30, 2005.

The Company’s Board of Directors is currently conducting an inquiry into these matters. As a result of the restatement discussed above, the Company’s Chief Executive Officer and Chief Financial Officer, with the assistance of other members of management, are reviewing the effectiveness of the Company’s internal control over financial reporting. The Company expects that as a result of its review and the restatements described above, it will conclude that a material weakness in internal controls over financial reporting existed as of December 31, 2005.

The Company has discussed the matters described above with BDO Seidman, LLP.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 15, 2006

Allion Healthcare, Inc.

By:	/s/ James G. Spencer
James G. Spencer
Chief Financial Officer,
Secretary and Treasurer